Exhibit 1.1

$175,000,000

Gannett Co., Inc.

4.750% Convertible Senior Notes due 2024

PURCHASE AGREEMENT

April 3, 2018

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

Gannett Co., Inc., a Delaware corporation (the “Company”), hereby agrees with you as follows:

1. Issuance of Securities. Subject to the terms and conditions herein contained, the Company proposes to issue and sell to Jefferies LLC (the “Initial Purchaser”), $175,000,000 in aggregate principal amount of 4.750% Convertible Senior Notes due 2024 (the “Initial Securities”). The Initial Securities will be issued pursuant to an indenture (the “Indenture”), to be dated as of April 9, 2018, by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). In addition, the Company has granted to the Initial Purchaser an option to purchase up to an additional $26,250,000 aggregate principal amount of its 4.750% Convertible Senior Notes due 2024 on the terms and conditions and for the purposes set forth in Section 3(b) (the “Option Securities” and, together with the Initial Securities, the “Securities”). The Securities will be convertible into cash and/or validly issued, fully paid and non-assessable shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including any such shares issuable upon conversion in connection with a “make-whole fundamental change” (as defined in the Final Offering Memorandum (as hereinafter defined)) (such shares, the “Conversion Shares”), on the terms and subject to the conditions set forth in the Indenture. Capitalized terms used but not defined herein shall have the meanings set forth in the “Description of Notes” section of the Final Offering Memorandum.

The Securities will be offered and sold to the Initial Purchaser pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder (collectively, the “Securities Act”). Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Securities shall bear the legends set forth in the final offering memorandum, dated the date hereof (the “Final Offering Memorandum”). The Company has prepared (i) a preliminary offering memorandum, dated

April 3, 2018 (the “Preliminary Offering Memorandum”), (ii) a pricing term sheet, dated the date hereof, attached hereto as Schedule I, which includes pricing terms and other information with respect to the Securities and the Conversion Shares (the “Pricing Supplement”), and (iii) the Final Offering Memorandum, in each case, relating to the offer and sale of the Securities (the “Offering”). The Preliminary Offering Memorandum and the Pricing Supplement are collectively referred to herein as the “Time of Sale Document.” All references in this Agreement to the Preliminary Offering Memorandum, the Time of Sale Document or the Final Offering Memorandum include, unless expressly stated otherwise, (i) all amendments or supplements thereto, (ii) all documents, financial statements and schedules and other information contained, incorporated by reference or deemed incorporated by reference therein (and references in this Agreement to such information being “contained,” “included” or “stated” (and other references of like import) in the Preliminary Offering Memorandum, the Time of Sale Document or the Final Offering Memorandum shall be deemed to mean all such information contained, incorporated by reference or deemed incorporated by reference therein) and (iii) any offering memorandum “wrapper” to be used in connection with offers to sell, solicitations of offers to buy or sales of the Securities in non-U.S. jurisdictions.

2. Terms of Offering. The Initial Purchaser has advised the Company, and the Company understands, that the Initial Purchaser will make offers to sell (the “Exempt Resales”) some or all of the Securities purchased by the Initial Purchaser hereunder on the terms set forth in the Time of Sale Document to persons (the “Subsequent Purchasers”) whom the Initial Purchaser reasonably believes are “qualified institutional buyers” (“QIBs”) (as defined in Rule 144A under the Securities Act). As used herein, “Time of Sale” means 8:30 a.m. (New York City time) on the business day immediately following the date of this Agreement.

This Agreement, the Indenture and the global certificate evidencing the Securities are collectively referred to herein as the “Documents,” and the transactions contemplated hereby and thereby are collectively referred to herein as the “Transactions.”

3. Purchase, Sale and Delivery.

(a) On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company, the aggregate principal amount of Initial Securities at a purchase price of 97.15% of the aggregate principal amount thereof.

(b) The Company hereby grants to the Initial Purchaser an option to purchase up to $26,250,000 in aggregate principal amount of Option Securities at the same purchase price as set forth above in Section 3(a) for the Initial Securities. Such option is granted for the purpose of covering sales of Securities in excess of the aggregate principal amount of Initial Securities in the sale of Initial Securities. The option will expire 30 days after the date of the Final Offering Memorandum and may be exercised in whole or in part from time to time by written notice being given to the Company by the Initial Purchaser; provided that such option may be exercised only once; and provided further that such option cannot be exercised unless the Option Securities will be fungible with the Initial Securities for purposes of U.S. federal income tax laws. Such notice shall set forth the aggregate principal amount of Option Securities as to which the option is being exercised, the names in which the principal amount of Option Securities are to be registered, the denominations in which the Option Securities are to be issued and the date and time, as determined by the Initial Purchaser, when the Option Securities are to be delivered; provided, however, that this date and time shall not be earlier than the Initial Closing Date, and if later than the Initial Closing Date, shall not be earlier than the second business day after the date on which the option shall have been exercised nor later than the fifth business day after the date on which the option shall have been exercised.

(c) Delivery to the Initial Purchaser of and payment for the Initial Securities shall be made at a closing (the “Initial Closing”) to be held at 10:00 a.m., New York City time, on April 9, 2018 (the “Initial Closing Date”) and delivery to the Initial Purchaser of and payment for the Option Securities shall be made at a closing (the “Option Closing” and, together with the Initial Closing, a “Closing”) to be held at a date and time specified by the Initial Purchaser in the written notice of the Initial Purchaser’s election to purchase the Option Securities (the “Option Closing Date” and, together with the Initial Closing Date, a “Closing Date”), in each case, at the New York City offices of Latham & Watkins LLP (or such other place as shall be reasonably acceptable to the Initial Purchaser).

(d) To the extent the Securities will be certificated, the Company shall deliver to the Initial Purchaser one or more certificates representing the Initial Securities and the Option Securities, as the case may be, in definitive form, registered in such names and denominations as the Initial Purchaser may request, against payment by the Initial Purchaser of the purchase price therefor by immediately available federal funds bank wire transfer to such bank account or accounts as the Company shall designate to the Initial Purchaser at least two business days prior to the Closing. The certificates representing the Initial Securities and the Option Securities, as the case may be, in definitive form shall be made available to the Initial Purchaser for inspection at the New York City offices of Latham & Watkins LLP (or such other place as shall be reasonably acceptable to the Initial Purchaser) not later than 10:00 a.m. New York City time one business day immediately preceding the applicable Closing Date. Securities to be represented by one or more definitive global securities in book-entry form will be deposited on the Closing Date, by or on behalf of the Company, with The Depository Trust Company (“DTC”) or its designated custodian, and registered in the name of Cede & Co.

4. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Initial Purchaser that, as of the date hereof and as of the applicable Closing Date:

(a) Limitation on Offering Materials. The Company has not prepared, made, used, authorized, approved or distributed and will not, and will not cause or allow its agents or representatives to, prepare, make, use, authorize, approve or distribute any written communication that constitutes an offer to sell or a solicitation of an offer to buy the Securities, or otherwise is prepared to market the Securities, other than (i) the Time of Sale Document, (ii) the Final Offering Memorandum and (iii) any marketing materials (including any roadshow or investor presentation materials) or other written communications, in each case used in accordance with Section 5(c) hereof (each such communication by the Company or its agents or representatives described in this clause (iii), a “Company Additional Written Communication”).

(b) No Material Misstatement or Omission. (i) The Time of Sale Document, as of the Time of Sale, did not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) the Final Offering Memorandum, as of its date, did not, and, at the Closing Date, will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (iii) each such Company Additional Written Communication does not conflict with the information contained in the Time of Sale Document or the Final Offering Memorandum, and when taken together with the Time of Sale Document, did not, and, at the Closing Date, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except in each case that the representations and warranties set forth in this paragraph do not apply to statements or omissions made in reliance upon and in conformity with information relating to the Initial Purchaser and furnished to the Company in writing by the Initial Purchaser expressly for use in the Time of Sale Document or the Final Offering Memorandum as set forth in Section 12. No injunction or order has been issued that either (i) asserts that any of the Transactions is subject to the registration requirements of the Securities Act or (ii) would prevent or suspend the issuance or sale of any of the Securities or the use of the Time of Sale Document or the Final Offering Memorandum in any jurisdiction, and no proceeding for either such purpose has commenced or is pending or, to the knowledge of the Company, is contemplated.

(c) Documents Incorporated by Reference. The documents incorporated or deemed to be incorporated by reference in the Time of Sale Document or the Final Offering Memorandum, at the time they were filed with the SEC or became effective, as applicable, complied and, as of each Closing Date, will comply, in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (collectively, the “Exchange Act”). The Company is subject to, and is in compliance in all material respects with, the reporting requirements of Section 13 and Section 15(d), as applicable, of the Exchange Act.

(d) Independent Accountant. Ernst & Young LLP, which has certified and expressed their opinion with respect to the financial statements including the related notes thereto and supporting schedules contained in the Time of Sale Document and the Final Offering Memorandum, is (i) an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the SEC and as required by the Exchange Act and the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and (ii) in compliance with the applicable requirements relating to the qualification of accountants under Regulation S-X.

(e) Preparation of the Financial Statements. The audited consolidated financial statements and related notes of the Company and its subsidiaries contained or incorporated by reference in the Time of Sale Document and the Final Offering Memorandum (the “Financial Statements”) present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries, as of the respective dates and for the respective periods to which they apply. Such Financial Statements have been prepared in accordance with GAAP (as hereinafter defined) applied on a consistent basis throughout the periods involved and the requirements of Regulation S-X, except as may be expressly stated in the related notes thereto. The summary financial data set forth under the caption “Summary—Summary Consolidated Financial Information” in the Time of Sale Document and the Final Offering Memorandum has been prepared on a basis consistent with that of the Financial Statements and present fairly the consolidated financial position and results of operations of the Company and its subsidiaries as of the respective dates and for the respective periods indicated. All disclosures contained in the Time of Sale Document and the Final Offering Memorandum that constitute non-GAAP financial measures (as defined by the rules and regulations under the Exchange Act) comply in all material respects with Regulation G under the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable.

(f) Statistical and Market-Related Data; eXtensible Business Reporting Language. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included or incorporated by reference in the Time of Sale Document or the Final Offering Memorandum are not based on or derived from sources that are reliable and accurate in all material respects. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Time of Sale Document and the Final Offering Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

(g) Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act), which (i) are designed to ensure that material information relating to the Company, including its subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) have been evaluated by management of the Company for effectiveness as of the end of the Company’s recently completed fiscal quarter; and (iii) are effective in all material respects to perform the functions for which they were established. Since the end of the Company’s most recent audited fiscal year, (i) the Company has not been advised of or become aware of any significant deficiencies or material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) there have been no changes in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(h) No Material Adverse Change. Subsequent to the respective dates as of which information is contained in the Time of Sale Document and the Final Offering Memorandum, except as disclosed in the Time of Sale Document and the Final Offering Memorandum, (i) neither the Company nor any of its subsidiaries has incurred any liabilities, direct or contingent, including without limitation any losses or interference with its business from fire, explosion, flood, earthquakes, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute or court or governmental action, order or decree, that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, or has entered into any transactions that are material to the Company and its subsidiaries, taken as a whole, other than those in the ordinary course of business, (ii) there has not been any material decrease in the capital stock of the Company or any material increase in any consolidated short-term or long-term indebtedness of the Company and its subsidiaries, or except for quarterly dividends on the Common Stock in amounts per share that are consistent with past practice, any payment of or declaration to pay any dividends or any other distribution with respect to the Company, and (iii) there has not been any material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the business, prospects, results of operations, earnings or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole (each of clauses (i), (ii) and (iii), a “Material Adverse Change”).

(i) Subsidiaries. Certain “significant subsidiaries” of the Company (as defined in Rule 1-02(w) of Regulation S-X) are listed on Schedule II attached hereto (the “Designated Subsidiaries”).

(j) Incorporation and Good Standing of the Company and its Subsidiaries. The Company has been duly incorporated, is validly existing and is in good standing under the laws of its jurisdiction of organization, and has corporate power and authority to own, lease and operate its properties and assets and to conduct its business as described in the Time of Sale Document and the Final Offering Memorandum and to enter into and perform its obligations under this Agreement. Each subsidiary of the Company has been duly incorporated, organized or formed, as the case may be, is validly existing and is in good standing under the laws of its jurisdiction of organization, and has corporate, limited liability company, limited company or other applicable, as the case may be, power and authority to own, lease and operate its properties and assets and to conduct its business as described in the Time of Sale Document and the Final Offering Memorandum, except where the failure to be in good standing would not result in a Material Adverse Effect (as defined below). Each of the Company and its subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on (A) the properties, prospects, business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, (B) the validity or enforceability of any of the Documents and (C) the consummation by the Company of any of the Transactions (each, a “Material Adverse Effect”).

(k) Capitalization and Other Capital Stock Matters. All of the issued and outstanding shares of capital stock or other equity interests of the Company and each of its subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive or similar rights. The statements in the Time of Sale Document and the Final Offering Memorandum under the caption “Description of Capital Stock,” insofar as such statements purport to summarize certain provisions of the Company’s organizational documents, fairly summarize such provisions in all material respects. The Conversion Shares have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action on the part of the Company and such Conversion Shares, when issued upon such conversion in accordance with the terms of the Indenture and the Securities, will be validly issued, fully paid and non-assessable; no holder of the Conversion Shares will be subject to personal liability by reason of being such a holder; and the issuance of the Conversion Shares upon such conversion will not be subject to the preemptive or other similar rights of any securityholder of the Company. None of the outstanding shares of Common Stock was issued in violation of any preemptive rights or other similar rights granted by the Company to any securityholder of the Company. All of the outstanding shares of capital stock or other equity interests of each of the Company’s subsidiaries that are owned by the Company are owned, directly or indirectly, by the Company, free and clear of all liens, security interests, mortgages, pledges, charges, equities, claims or restrictions on transferability or encumbrances of any kind (collectively, “Liens”), other than those Liens permitted under instruments governing any indebtedness of the Company in existence on the date hereof or on any Closing Date (“Permitted Liens”) and those imposed by the Securities Act and the securities or “Blue Sky” laws of certain U.S. state or non-U.S. jurisdictions. Except for employee or director equity awards granted in the ordinary course of business or except as disclosed in the Time of Sale Document and the Final Offering Memorandum, there are no outstanding (A) options, warrants, preemptive rights, rights of first refusal or other rights to purchase from the Company or any of its subsidiaries, (B) agreements, contracts, arrangements or other obligations of the Company or any of its subsidiaries to issue or (C) other rights to convert any obligation into or exchange any securities for, in the case of each of clauses (A) through (C), shares of capital stock of or other ownership or equity interests in the Company or any of its subsidiaries.

(l) Legal Power and Authority. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under the Documents and to consummate the Transactions.

(m) This Agreement and the Indenture. This Agreement has been duly authorized, executed and delivered by the Company. The Indenture has been duly authorized by the Company and, at the Initial Closing Date, will have been duly executed and delivered by the Company and will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought. The statements in the Time of Sale Document and the Final Offering Memorandum under the caption “Description of Notes,” insofar as such statements purport to summarize certain provisions of the Indenture, and under the caption “Plan of Distribution,” insofar as such statements purport to summarize certain provisions of the this Agreement, fairly summarize such provisions in all material respects.

(n) The Securities. The Securities have each been duly authorized by the Company and, when issued and delivered to and paid for by the Initial Purchaser in accordance with the terms of this Agreement and when duly authenticated by the Trustee, the Indenture will have been duly executed, issued and delivered and will constitute legal, valid and binding obligations of the Company, entitled to the benefit of the Indenture, and enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought. The statements in the Time of Sale Document and the Final Offering Memorandum under the caption “Description of Notes,” insofar as such statements purport to summarize certain provisions of the global certificate evidencing the Securities, fairly summarize such provisions in all material respects; and the global certificate evidencing the Securities will be in the form contemplated by the Indenture.

(o) Compliance with Existing Instruments. Neither the Company nor any of its subsidiaries is (i) in violation of its certificate of incorporation, by-laws or similar organizational document (the “Charter Documents”); (ii) in violation of any U.S. or non-U.S. federal, state or local statute, law or ordinance, or any judgment, decree, rule, regulation, order or injunction (collectively, “Applicable Law”) of any U.S. or non-U.S. federal, state, local or other governmental or regulatory authority, governmental or regulatory agency or body, court or arbitrator that has jurisdiction over the Company or any of its subsidiaries or any of their respective properties (each, a “Governmental Authority”),; or (iii) in breach of or default or a Debt Repayment Triggering Event (as defined below), under any bond, debenture, note, loan or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which any of them is a party or by which any of them or their respective property is bound (collectively, the “Applicable Agreements”), except, in the case of clauses (ii) and (iii) for such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There exists no condition that, with the passage of time or otherwise, would constitute (a) a violation of such Charter Documents, (b) a violation of Applicable Laws, (c) a breach of or default under any Applicable Agreement or (d) result in the imposition of any penalty or the acceleration of any indebtedness, except, in the case of clauses (b), (c) and (d) for such condition that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As used herein, a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries or any of their respective properties.

(p) No Conflicts. Neither the execution, delivery or performance by the Company of the Documents nor the consummation by the Company of any of the Transactions (including the use of proceeds from the sale of the Securities as described in the Time of Sale Document and the Final Offering Memorandum under the caption “Use of Proceeds”) will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, or result in the imposition of a Lien on any assets of the Company or any of its subsidiaries, the imposition of any penalty or a Debt Repayment Triggering Event under or pursuant to (i) the Charter Documents, (ii) any Applicable Agreement, (iii) any Applicable Law or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting the Company, except in the case of clauses (ii), (iii) and (iv) for such conflicts, violations, breaches, defaults or events that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q) No Consents. No consent, approval, authorization, order, filing or registration of or with any Governmental Authority is required for execution, delivery or performance by the Company of the Documents or the consummation by the Company of the Transactions, except such (i) that have been official or made, as the case may be, that are in full force and effect or (ii) as may be required under the securities or “Blue Sky” laws of U.S. state or non-U.S. jurisdictions or other non-U.S. laws applicable to the purchase of the Securities outside the U.S. in connection with the Transactions.

(r) No Legal Proceedings. There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding pending or, to the knowledge of the Company or any of its subsidiaries, after due inquiry, threatened by Governmental Authorities or threatened by others that, with respect to this paragraph (A) would restrain, enjoin, prevent or interfere with the consummation of the Offering or any of the Transactions or (B) would, individually or in the aggregate, have a Material Adverse Effect.

(s) All Necessary Permits. Each of the Company and its subsidiaries possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities, that are currently necessary to own or lease, as the case may be, its properties and to carry on its businesses as currently conducted and as described in the Time of Sale Document and the Final Offering Memorandum (“Permits”), except where the failure to possess such Permits would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of, or in default under, any of the Permits or has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any Permit, except as described in the Time of Sale Document and the Final Offering Memorandum or except where such violation, non-compliance, revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(t) Title to Properties. Each of the Company and its subsidiaries has good, marketable and valid title to all real property owned by it and good title to all personal property owned by it and good and valid title to all leasehold estates in real and personal property being leased by it and, as of the applicable Closing Date, will be free and clear of all Liens other than (i) Permitted Liens, (ii) those that do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (iii) those that would not, individually or in the aggregate, have a Material Adverse Effect.

(u) Tax Law Compliance. Other than tax returns for which a failure to file would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its subsidiaries have filed all Tax (as hereinafter defined) returns required to be filed by any of them or have properly requested extensions thereof, and all such returns are true, complete and correct in all material respects. All material Taxes that are due from the Company and its subsidiaries have been paid other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which adequate accruals have been established in accordance with generally accepted accounting principles of the United States, applied on a consistent basis throughout the periods involved (“GAAP”). To the knowledge of the Company, there are no actual or proposed Tax assessments against the Company or any of its subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect. The accruals on the books and records of the Company and its subsidiaries in respect of any material Tax liability for any period not finally determined are adequate to meet any assessments of Tax for any such period, except to the extent of any inadequacy that would not result in a Material Adverse Effect. For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all U.S. and non-U.S. federal, state, local and taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto.

(v) Intellectual Property Rights. Except as disclosed in the Time of Sale Document and the Final Offering Memorandum or except that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its subsidiaries owns, or has the valid right to use, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems and procedures), trademarks, service marks, domain names, trade names and other intellectual property rights (collectively, “Intellectual Property”) necessary for the conduct of its business as currently conducted and as described in the Time of Sale Document and the Final Offering Memorandum and, as of the applicable Closing Date, the Intellectual Property will be free and clear of all Liens, other than (i) Permitted Liens and (ii) those that do not materially interfere with the use made and proposed to be made of such Intellectual Property by the Company and its subsidiaries. The Company has not received any notice and is not otherwise aware of any claims (x) alleging the Company or any of its subsidiaries is infringing or misappropriating the Intellectual Property rights of others, (y) challenging the use of any Intellectual Property by the Company or any of its subsidiaries, or (z) questioning the validity, enforceability or effectiveness of any Intellectual Property or any license or agreement related thereto, in each case, other than any claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(w) ERISA Matters. Each of the Company, its subsidiaries and each ERISA Affiliate (as hereinafter defined) has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to each “pension plan” (as defined in Section 3(2) of ERISA), subject to Section 302 of ERISA, which the Company, its subsidiaries or any ERISA Affiliate sponsors or maintains, or with respect to which it has (or within the last three years had) any obligation to make contributions, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). None of the Company, its subsidiaries or any ERISA Affiliate has incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA. “ERISA Affiliate” means a corporation, trade or business that is, along with the Company or any subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001 of ERISA.

(x) Labor Matters. No material labor dispute with the employees of the Company or any of its subsidiaries (including any union organizing or decertification efforts) exists that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(y) Compliance with Environmental Laws. Except as otherwise disclosed in the Time of Sale Document and the Final Offering Memorandum, each of the Company and its subsidiaries is (i) in compliance with any and all applicable U.S. or non-U.S. federal, state and local laws and regulations relating to health and safety, or the pollution or the protection of the environment or hazardous or toxic substances of wastes, pollutants or contaminants

(“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses and (iii) has not received notice of, and is not aware of, any actual or potential liability for damages to natural resources or the investigation or remediation of any disposal, release or existence of hazardous or toxic substances or wastes, pollutants or contaminants, in each case except where such non-compliance with Environmental Laws, failure to receive or comply with required permits, licenses or other approvals, or such liability would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar U.S. or non-U.S. state or local Environmental Laws or regulation requiring the Company or any of its subsidiaries to investigate or remediate any pollutants or contaminants, except where such requirements would not, individually or in the aggregate, have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business. In the ordinary course of its business, the Company periodically reviews the effects of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs would not have a Material Adverse Effect.

(z) Insurance. The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes in good faith is adequate to conduct the respective businesses in which they are engaged. Neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business as now conducted at a cost that would not, individually or in the aggregate, have a Material Adverse Effect.

(aa) Accounting System. The Company and its subsidiaries maintain a system of internal accounting controls and procedures sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

(bb) Use of Proceeds; Solvency; Going Concern. All indebtedness represented by the Securities is being incurred for proper purposes and in good faith. On the applicable Closing Date, after giving effect to Company’s business as currently proposed to be conducted as described in the Time of Sale Document and Final Offering Memorandum and after giving pro forma effect to the Offering and the use of proceeds therefrom described under the caption “Use of Proceeds” in the Time of Sale Document and Final Offering Memorandum, the Company (i) will be Solvent (as hereinafter defined) and (ii) will have sufficient capital for carrying on its business. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Company is not less than the total amount required to pay the liabilities of the Company on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) the Company is able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Securities as contemplated by this Agreement and the Time of Sale Document and Final Offering Memorandum, the Company is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (iv) the Company is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company is engaged.

(cc) No Price Stabilization or Manipulation. Neither the Company nor any of its Affiliates has and, to the Company’s knowledge, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company, whether to facilitate the sale or resale of any of the Securities or otherwise, (ii) sold, bid for, purchased, or paid anyone any compensation for soliciting purchases of, any of the Securities, or (iii) except as disclosed in the Time of Sale Document and the Final Offering Memorandum, paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(dd) No Registration Required Under the Securities Act or Qualification Under the TIA. Without limiting any provision herein, no registration under the Securities Act and no qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “TIA”), is required for the offer or sale of the Securities to the Initial Purchaser as contemplated hereby or for the Exempt Resales, assuming (i) that the purchasers in the Exempt Resales are QIBs and (ii) the accuracy of the Initial Purchaser’s representations contained herein.

(ee) Rule 144A; No Integration. The Securities will be, upon issuance, eligible for resale pursuant to Rule 144A under the Securities Act and no other securities of the Company are of the same class (within the meaning of Rule 144A under the Securities Act) as the Securities and listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system. No securities of the Company have been offered, issued or sold by the Company or any of its Affiliates within the six-month period immediately prior to the date hereof that would be integrated with the offering of the Securities contemplated by this Agreement; and the Company does not have any intention of making, and will not make, an offer or sale of such securities of the Company, for a period of six months after the date of this Agreement. As used in this paragraph, the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the Securities Act.

(ff) No Applicable Registration or Other Similar Rights. Except as disclosed in the Time of Sale Document and the Final Offering Memorandum, there are no persons with registration or other similar rights to have any equity or debt securities of the Company registered for sale under a registration statement.

(gg) Margin Requirements. None of the Transactions or the application of the proceeds of the Securities will violate or result in a violation of Section 7 of the Exchange Act (including, without limitation, Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) or Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System).

(hh) Investment Company Act. As of the date hereof and, after giving effect to the Offering and the use of proceeds of the Offering, as described in the Time of Sale Document and the Final Offering Memorandum, the Company is not and will not be an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder (collectively, the “Investment Company Act”).

(ii) No Brokers. Neither the Company nor any of its Affiliates has engaged any broker, finder, commission agent or other person (other than the Initial Purchaser) in connection with the Offering, and neither the Company nor any of its Affiliates is under any obligation to pay any broker’s fee or commission in connection with the Offering (other than commissions or fees to the Initial Purchaser).

(jj) No Restrictions on Payments of Dividends. Except as otherwise disclosed in the Time of Sale Document and the Final Offering Memorandum, there is no material encumbrance or restriction on the ability of any subsidiary of the Company (x) to pay dividends or make other distributions on such subsidiary’s capital stock or to repay any indebtedness to the Company or any other subsidiary of the Company, (y) to make loans or advances or pay any indebtedness to, or investments in, the Company and any other subsidiary of the Company or (z) to transfer any of its property or assets to the Company or any other subsidiary of the Company.

(kk) Sarbanes-Oxley. There is and has been no failure on the part of the Company and its subsidiaries or any of the officers and directors of the Company or any of its subsidiaries, in their capacities as such, to comply with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(ll) Foreign Corrupt Practices Act. None of the Company or any of its subsidiaries or, to the knowledge of the Company, any director, officer, employee or any agent or other person acting on behalf of the Company or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any domestic government official, “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”) or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA or any applicable non-U.S. anti-bribery statute or regulation; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic government official, such foreign official or employee; and the Company and its subsidiaries, and, to the knowledge of the Company and its subsidiaries, its and their other affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith.

(mm) Money Laundering. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

(nn) OFAC. Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any director, officer, agent, employee or Affiliate of the Company or any of its subsidiaries or other person acting on their behalf is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the Offering, or lend, contribute or otherwise make available such proceeds to any of its subsidiaries, joint venture partner or other person or entity, for the purpose of financing the activities of or business with any person, or in any country or territory, that currently is the subject to any U.S. sanctions administered by OFAC or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as initial purchaser, advisor, investor or otherwise) of U.S. sanctions administered by OFAC.

(oo) Listing. The shares of Common Stock are registered pursuant to Section 12(b) or 12(g) of the Exchange Act and are listed on The New York Stock Exchange (“NYSE”) and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the shares of Common Stock under the Exchange Act or delisting the shares of Common Stock from NYSE, nor has the Company received any notification that the SEC or NYSE is contemplating terminating such registration or listing. To the Company’s knowledge, it is in compliance with all applicable listing requirements of NYSE.

(pp) Certificates. Each certificate signed by any officer of the Company or any of its subsidiaries, delivered to the Initial Purchaser shall be deemed a representation and warranty by the Company or any such subsidiary (and not individually by such officer) to the Initial Purchaser with respect to the matters covered thereby.

5. Covenants of the Company. The Company agrees:

(a) Securities Law Compliance. To advise the Initial Purchaser promptly after obtaining knowledge (and, if requested by the Initial Purchaser, confirm such advice in writing) of at any time prior to the date of the completion of the resale of the Securities by the Initial Purchaser, the happening of any event that makes any statement of a material fact made in the Time of Sale Document, any Company Additional Written Communication or the Final Offering Memorandum, untrue or that requires the making of any additions to or changes in the Time of Sale Document, any Company Additional Written Communication, or the Final Offering Memorandum, to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Offering Documents. To (i) furnish the Initial Purchaser, without charge, such number of copies of the Time of Sale Document and the Final Offering Memorandum, and any amendments or supplements thereto, as the Initial Purchaser may reasonably request, and (ii) promptly prepare, upon the Initial Purchaser’s reasonable request, any amendment or supplement to the Time of Sale Document or the Final Offering Memorandum that the Initial Purchaser, upon advice of legal counsel, determines may be necessary in connection with Exempt Resales (and the Company hereby consents to the use of the Time of Sale Document and the Final Offering Memorandum, and any amendments and supplements thereto, by the Initial Purchaser in connection with Exempt Resales).

(c) Consent to Amendments and Supplements. Not to amend or supplement the Time of Sale Document or the Final Offering Memorandum prior to the applicable Closing Date, or at any time prior to the completion of the resale by the Initial Purchaser of all the Securities purchased by the Initial Purchaser (to the extent the Initial Purchaser advises the Company in writing of such later occurrence, which advice may be transmitted by email), unless the Initial Purchaser shall previously have been advised thereof and shall have provided its written consent thereto (which written consent shall not be required for ordinary course filings under the Exchange Act that are incorporated into the Time of Sale Document or the Final Offering Memorandum) and which are provided to the Initial Purchaser for reasonable comment. Before using, authorizing, approving or referring to any Company Additional Written Communications, the Company will furnish to the Initial Purchaser and counsel for the Initial Purchaser a copy of such written communication for review and will not make, prepare, use, authorize, approve or refer to any such written communication to which the Initial Purchaser reasonably objects. The Company consents to the use by the Initial Purchaser of a Company Additional Written Communication that contains (A) information describing the preliminary terms of the Securities or their offering or (B) information that describes the final terms of the Securities or their offering and that is included in or is subsequently included in the Final Offering Memorandum, including by means of the Pricing Supplement. The Company will give the Initial Purchaser notice of its intention to make any such filing from and after the date hereof through the Closing Date (or, if later, through the completion of the distribution of the Securities by the Initial Purchaser to Subsequent Purchasers (to the extent the Initial Purchaser advises the Company in writing of such later occurrence, which advice may be transmitted by email)) and will furnish the Initial Purchaser with copies of any such documents a reasonable amount of time prior to such proposed filing, as the case may be, and will not file or use any such document to which the Initial Purchaser or its counsel shall reasonably object.

(d) Preparation of Amendments and Supplements to Offering Documents. So long as the Initial Purchaser shall hold any of the Securities (but only to the extent the Initial Purchaser advises the Company in writing if it is holding Securities after the Closing Date, which advice may be transmitted by email), (i) if any event shall occur as a result of which, in the reasonable judgment of the Company or the Initial Purchaser (or counsel for the Initial Purchaser), it becomes necessary or advisable to amend or supplement the Time of Sale Document or the Final Offering Memorandum to correct any untrue statement of a material fact or omission to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to amend or supplement the Time of Sale Document or the Final Offering Memorandum to comply with any Applicable Law, to prepare, at the expense of the Company, an appropriate amendment or supplement to the Time of Sale Document and the Final Offering Memorandum (in form and substance reasonably satisfactory to the Initial Purchaser) so that (A) as so amended or supplemented, the Time of Sale Document and the Final Offering Memorandum will not include an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (B) the Time of Sale Document and the Final Offering Memorandum will comply with Applicable Law and (ii) if in the reasonable judgment of the Company it becomes necessary or advisable to amend or supplement the Time of Sale Document or the Final Offering Memorandum so that the Time of Sale Document and the Final Offering Memorandum will contain all of the information specified in, and meet the requirements of, Rule 144A(d)(4) of the Securities Act, to prepare an appropriate amendment or supplement to the Time of Sale Document or the Final Offering Memorandum (in form and substance reasonably satisfactory to the Initial Purchaser) so that the Time of Sale Document or the Final Offering Memorandum, as so amended or supplemented, will contain the information specified in, and meet the requirements of, such Rule.

(e) “Blue Sky” Law Compliance. To cooperate with the Initial Purchaser and the Initial Purchaser’s counsel in connection with the qualification of the Securities under the securities or “Blue Sky” laws of U.S. state or non-U.S. jurisdictions as the Initial Purchaser shall reasonably request and continue such qualification in effect so long as reasonably required for Exempt Resales; provided that in connection therewith the Company shall not be required to (i) qualify as a foreign corporation in any jurisdiction in which it would not otherwise be required to so qualify, (ii) file a general consent to service of process in any such jurisdiction, or (iii) subject itself to taxation in any jurisdiction in which it would not otherwise be subject. The Company will advise the Initial Purchaser promptly of the suspension of any such exemption relating to the Securities for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(f) Payment of Expenses. Whether or not any of the Offering or the Transactions are consummated or this Agreement is terminated, to pay (i) all costs, expenses, fees and taxes incident to and in connection with: (A) the preparation, printing and distribution of the Time of Sale Document and the Final Offering Memorandum and any Canadian “wrapper” and all amendments and supplements thereto (including, without limitation, financial statements and exhibits), and all other agreements, memoranda, correspondence and other documents prepared and delivered in connection herewith, (B) the negotiation, printing, processing and distribution (including, without limitation, word processing and duplication costs) and delivery of, each of the Documents, (C) the preparation, issuance and delivery of the Securities, (D) the qualification of the Securities for offer and sale under the securities or “Blue Sky” laws of U.S. state or non-U.S. jurisdictions (including, without limitation, the fees and disbursements of the Initial Purchaser’s counsel relating to such registration or qualification; provided such fees and disbursements shall not exceed $15,000), (E) the listing of the Conversion Shares on NYSE and/or any other exchange and (F) furnishing such copies of the Time of Sale Document and the Final Offering Memorandum, and all amendments and supplements thereto, as may reasonably be requested for use by the Initial Purchaser, (ii) all fees and expenses of the counsel, accountants and any other experts or advisors retained by the Company, (iii) all fees and expenses (including fees and expenses of counsel) of the Company in connection with approval of the Securities by DTC for “book-entry” transfer, (iv) all fees charged by rating agencies in connection with the rating of the Securities and (v) all fees and expenses of the Trustee required to be paid by the Company pursuant to the Indenture and the Company’s transfer agent. Except as provided in this Section 5(f), or Section 8 or Section 8(f) hereof, the Initial Purchaser shall pay their own expenses, including the fees and disbursements of their counsel.

(g) Use of Proceeds. To use the proceeds of the Offering in the manner described in the Time of Sale Document and the Final Offering Memorandum under the caption “Use of Proceeds.”

(h) Transaction Documents. To do and perform all things required to be done and performed under the Documents prior to and after the applicable Closing Date, and to satisfy all conditions precedent to the Initial Purchaser’s obligations hereunder to purchase the Securities.

(i) Integration. Not to, and to ensure that no Affiliate of the Company will, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) that would be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the sale to the Initial Purchaser or to the Subsequent Purchasers of the Securities.

(j) Stabilization or Manipulation. Not to take, and to ensure that no Affiliate of the Company will take, directly or indirectly, any action designed to or that could be reasonably expected to cause or result in stabilization or manipulation of the price of the Securities or any other reference security, to facilitate the sale or resale of the Securities.

(k) DTC. To use its best efforts to permit the Securities to be eligible for clearance and settlement through DTC.

(l) Rule 144A Information. For so long as any of the Securities remain outstanding, during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, to make available, upon request, to any owner of the Securities in connection with any sale thereof and any prospective Subsequent Purchasers of such Securities from such owner, the information required by Rule 144A(d)(4) under the Securities Act.

(m) Additional Offering Materials. Not to, and not to authorize or permit any person acting on its behalf to, (i) distribute any offering material in connection with the offer and sale of the Securities other than the Time of Sale Document and the Final Offering Memorandum and any amendments and supplements to the Time of Sale Document or the Final Offering Memorandum prepared in compliance with this Agreement or (ii) solicit any offer to buy or offer to sell the Securities by means of any form of general solicitation or general advertising (including, without limitation, as such terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

(n) Sale of Restricted Securities. During the one year period after the applicable Closing Date (or such shorter period as may be provided for in Rule 144 under the Securities Act, as the same may be in effect from time to time), to not, and to not permit any current or future subsidiaries of either the Company or any other Affiliates controlled by the Company to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by the Company, any current or future subsidiaries or any other Affiliates controlled by the Company, except pursuant to an effective registration statement under the Securities Act.

(o) Stamp Taxes. To pay all stamp or other issuance or transfer taxes or duties other similar fees or charges which may be imposed by any governmental or regulatory authority in connection with the execution and delivery of this Agreement or the issuance or sale of the Securities.

(p) Conversion Shares. To reserve and keep available at all times, free of pre-emptive rights, the full number of Conversion Shares issuable upon conversion of the Securities.

(q) Company Lock-Up. During the period commencing on and including the date hereof and continuing through and including the 60th day following the date of the Final Offering Memorandum (such period, extended as described below, being referred to herein as the “Lock-up Period”), the Company will not, without the prior written consent of Jefferies LLC (which consent may be withheld in its sole discretion), directly or indirectly: (i) sell, offer to sell, contract to sell or lend any Common Stock or Related Securities (as defined below); (ii) effect any short sale, or establish or increase any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) or liquidate or decrease any “call equivalent position” (as defined in Rule 16a-1(b) under the Exchange Act) of any Common Stock or Related Securities; (iii) pledge, hypothecate or grant any security interest in any Common Stock or Related Securities; (iv) in any other way transfer or dispose of any Common Stock or Related Securities; (v) enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of any Common Stock or Related Securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise; (vi) announce the offering of any Common Stock or Related Securities; (vii) file any registration statement under the Securities Act in respect of any Common Stock or Related Securities (other than a Registration Statement on Form S-8 as contemplated by this Agreement); (viii) or publicly announce the intention to do any of the foregoing; provided, however, that the Company may (A) effect the transactions contemplated hereby and (B) issue Common Stock or Related Securities or other equity awards pursuant to any stock option, stock bonus or other stock plan or arrangement described in the Time of Sale Document and the Final Offering Memorandum. For purposes of the foregoing, “Related Securities” shall mean any options or warrants or other rights to acquire Common Stock or any securities exchangeable or exercisable for or convertible into Common Stock, or to acquire other securities or rights ultimately exchangeable or exercisable for, or convertible into, Common Stock.

(r) Investment Company. The Company and its subsidiaries will conduct their businesses in a manner so as to not be required to register under the Investment Company Act.

6. Representations and Warranties of the Initial Purchaser. The Initial Purchaser represents and warrants that:

(a) Initial Purchaser Status, Resale Terms. It is a QIB and it will offer the Securities for resale only upon the terms and conditions set forth in this Agreement and in the Time of Sale Document and the Final Offering Memorandum.

(b) Sale of Restricted Exchange Securities. It will solicit offers to buy the Securities only from, and will offer and sell the Securities only to, persons reasonably believed by the Initial Purchaser to be QIBs; provided, however, that in purchasing such Securities, such persons are deemed to have represented and agreed as provided under the caption “Transfer Restrictions” contained in the Time of Sale Document and the Final Offering Memorandum.

(c) General Solicitation. No form of general solicitation or general advertising in violation of the Securities Act has been or will be used nor will any offers in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

7. Conditions. The obligations of the Initial Purchaser hereunder are subject to the accuracy, when made and on and as of the Closing Date, of the representations and warranties of the Company contained herein, to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions:

(a) Rating Agencies. No “nationally recognized statistical rating organization” (as that term is used in Section 3(a)(62) of the Exchange Act) (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) to retain any rating assigned to the Company or to any securities of the Company or (ii) has given notice to the Company that it is considering (A) the downgrading, suspension, or withdrawal of, or any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating so assigned (including, without limitation, the placing of any of the foregoing ratings on credit watch with negative or developing implications or under review with an uncertain direction) or (B) any change in the outlook for any rating of the Company or any securities of the Company.

(b) Closing Deliverables. The Initial Purchaser shall have received on the applicable Closing Date:

(i) Officers’ Certificate. A certificate dated the applicable Closing Date, signed by (1) the principal financial or accounting officer and (2) one additional senior executive of the Company, on behalf of the Company, to the effect that (a) the representations and warranties set forth in Section 4 hereof are true and correct with the same force and effect as though expressly made at and as of the applicable Closing Date, (b) the Company has performed and complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the applicable Closing Date, (c) at the applicable Closing Date, since the date hereof or since the date of the most recent financial statements in the Time of Sale Document and the Final Offering Memorandum (exclusive of any amendment or supplement thereto after the date hereof), no event or events have occurred, no information has become known nor does any condition exist that, individually or in the aggregate, would have a Material Adverse Effect and (d) since the date of the most recent financial statements in the Time of Sale Document and the Final Offering Memorandum (exclusive of any amendment or supplement thereto after the date hereof), other than as described in the Time of Sale Document and the Final Offering Memorandum or contemplated hereby, neither the Company nor any Subsidiary has incurred any liabilities or obligations, direct or contingent, not in the ordinary course of business, that are material to the Company and the Subsidiaries, taken as a whole, or entered into any transactions not in the ordinary course of business that are material to the business, condition (financial or otherwise) or results of operations or prospects of the Company and the Subsidiaries, taken as a whole, and there has not been any change in the capital stock or long-term indebtedness of the Company or any Subsidiary of the Company that is material to the business, condition (financial or otherwise) or results of operations or prospects of the Company and the Subsidiaries, taken as a whole.

(ii) Good Standing Certificates. A certificate evidencing qualification by such entity as a foreign corporation in good standing issued by the Secretaries of State (or comparable office) of each of the jurisdictions in which each of the Company operates as of a date within a reasonable time prior to the applicable Closing Date.

(iii) Secretary’s Certificate. A certificate, dated the applicable Closing Date, executed by the Secretary of the Company, certifying such matters as the Initial Purchaser may reasonably request.

(iv) Company Counsel Opinions and Letter. The opinions and negative assurance letter of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, dated the applicable Closing Date, in form satisfactory to the Initial Purchaser;

(v) Initial Purchaser’s Counsel Opinion. An opinion, dated the applicable Closing Date, of Latham & Watkins LLP, counsel to the Initial Purchaser, in form satisfactory to the Initial Purchaser covering such matters as are customarily covered in such opinions.

(vi) Comfort Letter. The Initial Purchaser shall have received from Ernst & Young LLP, the independent registered public accounting firm of the Company, (A) a customary initial comfort letter delivered according to Statement of Auditing Standards No. 72 (or any successor bulletin), dated the date hereof, in form and substance reasonably satisfactory to the Initial Purchaser and its counsel, with respect to the financial statements and certain financial information contained in the Time of Sale Document and the Final Offering Memorandum, and (B) a customary “bring-down” comfort letter, dated the applicable Closing Date, in form and substance reasonably satisfactory to the Initial Purchaser and its counsel, to the effect that Ernst & Young LLP which includes, among other things, a reaffirmation of the statements made in its initial letter furnished pursuant to clause (A) with respect to such financial statements and financial information contained in the Time of Sale Document and the Final Offering Memorandum.

(c) Executed Documents. The Initial Purchaser shall have received fully executed originals of each Document (each of which shall be in full force and effect on terms reasonably satisfactory to the Initial Purchaser), and each opinion, certificate, letter and other document to be delivered in connection with the Offering or any other Transaction.

(d) No Material Adverse Change. Subsequent to the respective dates as of which information is given in the Time of Sale Document (exclusive of any amendment or supplement thereto), there shall not have been any Material Adverse Change that could, in the sole judgment of the Initial Purchaser be expected to (i) make it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Document and the Final Offering Memorandum, or (ii) materially impair the investment quality of any of the Securities.

(e) No Hostilities. No outbreak or escalation of hostilities or other national or international calamity or crisis, including acts of terrorism, or material adverse change or disruption in economic conditions in, or in the financial markets of, the United States (it being understood that any such change or disruption shall be relative to such conditions and markets as in effect on the date hereof) has occurred, if the effect of such outbreak, escalation, calamity, crisis, act or material adverse change in the economic conditions in, or in the financial markets of, the United States could be reasonably expected to make it, in the Initial Purchaser’s sole judgment, impracticable or inadvisable to market or proceed with the offering or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Document and the Final Offering Memorandum or to enforce contracts for the sale of any of the Securities.

(f) No Suspension in Trading; Banking Moratorium. (i) Trading in the Company’s common stock shall not have been suspended by the SEC or NYSE or a suspension or material limitation of trading generally in securities on the NYSE, (ii) there has been no declaration of a banking moratorium by any Governmental Authority has occurred or the taking of any action by any U.S. federal or New York Governmental Authorities after the date hereof in respect of its monetary or fiscal affairs or (iii) there has been no material disruption in settlement or clearing services that, in the case of clause (i) or (ii) of this paragraph, in the Initial Purchaser’s sole judgment could reasonably be expected to have a material adverse effect on the financial markets in the United States or elsewhere.

(g) Listing. The Company shall have received the approval of NYSE of a Listing of Additional Shares application concerning the Conversion Shares.

(h) Lock-Up. The Initial Purchaser shall have received an executed lock-up agreement in the form of Exhibit A hereto from each director and executive officer listed on Exhibit B hereto.

(i) Additional Documents. On or prior to the Closing Date, the Company shall have furnished to the Initial Purchaser such further certificates and documents as the Initial Purchaser may reasonably request.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchaser.

8. Indemnification and Contribution.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless the Initial Purchaser, its affiliates, directors, officers, employees and agents, and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities of any kind to which the Initial Purchaser, affiliate, director, officer, employee, agent or such controlling person may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(i) any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, the Time of Sale Document, any Company Additional Written Communication or the Final Offering Memorandum, or any amendment or supplement thereto; or

(ii) the omission or alleged omission to state, in the Preliminary Offering Memorandum, the Time of Sale Document, any Company Additional Written Communication or the Final Offering Memorandum, or any amendment or supplement thereto, a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

and, subject to the provisions hereof, will reimburse, as incurred, the Initial Purchaser and its affiliates, directors, officers, employees, agents and each such controlling persons for any legal or other expenses reasonably incurred by such person in connection with investigating, defending against, settling, compromising, paying or appearing as a third-party witness in connection with any such loss, claim, damage, liability, expense or action in respect thereof; provided, however, the Company will not be liable in any such case to the extent (but only to the extent) that a court of competent jurisdiction shall have determined by a final, unappealable judgment that such loss, claim, damage, liability or expense resulted solely from any untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Offering Memorandum, the Time of Sale Document, any Company Additional Written Communication or the Final Offering Memorandum or any amendment or supplement thereto in reliance upon and in conformity with written information concerning the Initial Purchaser furnished to the Company by the Initial Purchaser specifically for use therein, it being understood and agreed that the only such information furnished by the Initial Purchaser to the Company consists of the information set forth in Section 12. The indemnity agreement set forth in this Section shall be in addition to any liability that the Company may otherwise have to the indemnified parties.

(b) Indemnification by the Initial Purchaser. The Initial Purchaser agrees to indemnify and hold harmless each of the Company and its directors, officers, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities of any kind to which the Company, affiliate, director, officer, employee, agent or such controlling person may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise, insofar as a court of competent jurisdiction shall have determined by a final, unappealable judgment that such losses, claims, damages or liabilities (or actions in respect thereof) have resulted solely from (i) any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Memorandum, the Time of Sale Document or the Final Offering Memorandum, or any amendment or supplement thereto, or (ii) the omission or alleged omission to state, in the Preliminary Offering Memorandum, the Time of Sale Document, any Company Additional Written Communication or the Final Offering Memorandum, or any amendment or supplement thereto, a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, subject to the provisions hereof, will reimburse, as incurred, the Company and its affiliates, directors, officers, employees, agents and each such controlling persons for any legal or other expenses reasonably incurred by such person in connection with investigating, defending against, settling, compromising, paying or appearing as a third-party witness in connection with any such loss, claim, damage, liability, expense or action in respect thereof; provided, however, the Initial Purchaser will not be liable in any such case to the extent (but only to the extent) that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning the Initial Purchaser furnished to the Company by the Initial Purchaser specifically for use therein as set forth in Section 12; and, subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any legal or other expenses reasonably incurred by the Company or any such director, officer or controlling person in connection with any such loss, claim, damage, liability, expense or action in respect thereof. The indemnity agreement set forth in this Section shall be in addition to any liability that the Initial Purchaser may otherwise have to the indemnified parties.

(c) Notifications and Other Indemnification Procedures. As promptly as reasonably practicable after receipt by an indemnified party under this Section of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve such indemnifying party from any liability under Section 8(a) or 0 above unless and only to the extent it is materially prejudiced as a proximate result thereof and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in Section 8(a) and 0 above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may elect, jointly with any other indemnifying party similarly notified by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party, and the indemnified party shall have concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of written notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties at the expense of the indemnifying party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the fees and expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Initial Purchaser in the case of Section 8(a) or the Company in the case of Section 0, representing the indemnified parties under such Section 8(a) or 0, as the case may be, who are parties to such action or actions), (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party and shall be paid as they are incurred. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such indemnifying party waived in writing its rights under this Section, in which case the indemnified party may effect such a settlement without such consent.

(d) Settlements. No indemnifying party shall be liable under this Section for any settlement of any claim or action (or threatened claim or action) effected without its written consent, which shall not be unreasonably withheld, but if a claim or action settled with its written consent, or if there be a final judgment for the plaintiff with respect to any such claim or action, each indemnifying party jointly and severally agrees, subject to the exceptions and limitations set forth above, to indemnify and hold harmless each indemnified party from and against any and all losses, claims, damages or liabilities (and legal and other expenses as set forth above) incurred by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement or compromise of any pending or threatened proceeding in respect of which the indemnified party is or could have been a party, or indemnity could have been sought hereunder by the indemnified party, unless such settlement (A) includes an unconditional written release of the indemnified party, in form and substance satisfactory to the indemnified party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of the indemnified party. Notwithstanding the foregoing, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for legal or other expenses as contemplated by Section 8(c) hereof, the indemnifying party agrees that it shall be liable for any settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement or compromise of, or consent to the entry of such judgment.

(e) Contribution. In circumstances in which the indemnity agreements provided for in this Section is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contributions, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties, on the one hand, and the indemnified party, on the other hand, from the Offering or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties, on the one hand, and the indemnified party, on the other hand, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by the Company, on the one hand, and the Initial Purchaser, on the other hand, shall be deemed to be in the same proportion as the total proceeds from the Offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Initial Purchaser. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Initial Purchaser pursuant to Section 0 above, on the other hand, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omissions, and any other equitable considerations appropriate in the circumstances.

(f) Equitable Consideration. The Company and the Initial Purchaser agree that it would not be equitable if the amount of such contribution determined pursuant to Section 8(e) were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 8(e). Notwithstanding any other provision of this Section, the Initial Purchaser shall not be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Initial Purchaser under this Agreement, less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of Section 8(e), each director, officer, employee and affiliate of the Initial Purchaser, and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange

Act, shall have the same rights to contribution as the Initial Purchaser, and each director, officer, and employee of the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company.

9. Termination. The Initial Purchaser may terminate this Agreement (i) at any time prior to the applicable Closing Date by written notice to the Company if any of the events described in Sections 7(d) (No Material Adverse Change), 7(e) (No Hostilities) or 7(f) (No Suspension in Trading; Banking Moratorium) shall have occurred or (ii) on the applicable Closing Date if any condition described in Section 7 is not fulfilled or waived in writing by the Initial Purchaser on or prior to the applicable Closing Date. Any termination pursuant to this Section shall be without liability on the part of (a) the Company to the Initial Purchaser, except that the Company shall be obligated to reimburse the Initial Purchaser for all out-of-pocket expenses incurred by the Initial Purchaser in connection with this Agreement and proposed purchase of the Securities, and upon demand the Company shall pay the full amount thereof to the Initial Purchaser the or (b) the Initial Purchaser to the Company, except, in the case of each of clauses (a) and (b), that the provisions of Sections 8(f) and 10 hereof shall at all times be effective and shall survive such termination.

10. Survival. The representations and warranties, covenants, indemnities and contribution and expense reimbursement provisions and other agreements of the Company set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, and will survive, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of the Initial Purchaser, (ii) the acceptance of the Securities, and payment for them hereunder, and (iii) any termination of this Agreement.

11. No Fiduciary Relationship. The Company hereby acknowledges that the Initial Purchaser is acting solely as initial purchaser in connection with the purchase and sale of the Securities. The Company further acknowledges that the Initial Purchaser is acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis, and in no event do the parties intend that the Initial Purchaser act or be responsible as a fiduciary to the Company or their management, stockholders or creditors or any other person in connection with any activity that the Initial Purchaser may undertake or has undertaken in furtherance of the purchase and sale of the Securities, either before or after the date hereof. The Initial Purchaser hereby expressly disclaims any fiduciary or similar obligations to the Company, either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Company hereby confirms its understanding and agreement to that effect. The Company and the Initial Purchaser agree that they are each responsible for making their own independent judgments with respect to any such transactions and that any opinions or views expressed by the Initial Purchaser to the Company regarding such transactions, including, but not limited to, any opinions or views with respect to the price or market for the Securities, do not constitute advice or recommendations to the Company. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that either of the Company may have against the Initial Purchaser with respect to any breach or alleged breach of any fiduciary or similar duty to the Company in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions.

12. Information Supplied by Initial Purchaser. The Company hereby acknowledges that, for purposes of Section 4(b) and Section 8, the only information that the Initial Purchaser have furnished to the Company specifically for use in the Preliminary Offering Memorandum or the Final Offering Memorandum are the statements set forth in (a) the third paragraph and (b) the third sentence of the fifth paragraph under the caption “Plan of Distribution” in the Preliminary Offering Memorandum and the Final Offering Memorandum.

13. Miscellaneous.

(a) Notices. Notices given pursuant to any provision of this Agreement shall be addressed as follows: (i) if to the Company, to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, with a copy to: Skadden, Arps, Slate, Meagher, and Flom, 4 Times Square, New York, New York 10036, Attention: Yossi Vebman and Dwight Yoo, and (ii) if to the Initial Purchaser, to: Jefferies LLC, 520 Madison Avenue, New York, NY 10022, with a copy to: Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, Attention: Greg Rodgers.

(b) Beneficiaries. This Agreement has been and is made solely for the benefit of and shall be binding upon the Company, the Initial Purchaser and to the extent provided in Section 8 hereof, the controlling persons, affiliates, officers, directors, partners, employees, representatives and agents referred to in Section 8 hereof and their respective heirs, executors, administrators, successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement. The term “successors and assigns” shall not include a purchaser of any of the Securities from the Initial Purchaser merely because of such purchase.

(c) Governing Law; Jurisdiction; Waiver of Jury Trial; Venue. This Agreement, and any claim, controversy or dispute relating to or arising out of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York. The Company hereby expressly and irrevocably (i) submits to the exclusive jurisdiction of the federal and state courts sitting in the Borough of Manhattan in the City of New York in any suit or proceeding arising out of or relating to this Agreement or the Transactions, and (ii) waives (a) its right to a trial by jury in any legal action or proceeding relating to this Agreement, the Transactions or any course of conduct, course of dealing, statements (whether verbal or written) or actions of the Initial Purchaser and for any counterclaim related to any of the foregoing and (b) any obligation which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

(d) Entire Agreement; Counterparts. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(e) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(f) Separability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(g) Amendment. This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by all of the signatories hereto.

(h) USA Patriot Act. The parties acknowledge that in accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2011)), the Initial Purchaser is required to obtain, verify and record information that identifies its clients, including the Company, which information may include the name and address of its clients, as well as other information that will allow the Initial Purchaser to properly identify their clients.

* * *

Please confirm that the foregoing correctly sets forth the agreement between the Company and the Initial Purchaser.

Very truly yours,

GANNETT CO., INC.

By:	/s/ Alison K. Engel
	Name:	Alison K. Engel
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Purchase Agreement]

Accepted and Agreed to:

JEFFERIES LLC

By:	/s/ Lee Ann Gliha
	Name:	Lee Ann Gliha
	Title:	Managing Director

[Signature Page to Purchase Agreement]

SCHEDULE I

PRICING SUPPLEMENT

SI-1

PRICING TERM SHEET	CONFIDENTIAL
April 3, 2018

Gannett Co., Inc.

Offering of

$175,000,000 Aggregate Principal Amount of

4.750% Convertible Senior Notes due 2024

The information in this pricing term sheet supplements Gannett Co., Inc.’s preliminary offering memorandum, dated April 3, 2018 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. Terms used, but not defined, in this pricing term sheet have the respective meanings set forth in the Preliminary Offering Memorandum. As used in this pricing term sheet, “we,” “our” and “us” refer to Gannett Co., Inc. and not to its subsidiaries.

Issuer	Gannett Co., Inc.

Ticker / Exchange for Common Stock	GCI / New York Stock Exchange (“NYSE”).

Trade Date	April 4, 2018.

Settlement Date	April 9, 2018, which is the fourth business day after the date of this pricing term sheet. Currently, trades in the secondary market for convertible notes ordinarily settle two business days after the date of execution, unless the parties to the trade agree otherwise. Accordingly, investors in this offering who wish to sell their Notes before the second business day preceding the Settlement Date must specify an alternate settlement arrangement at the time of the trade to prevent a failed settlement. Those investors should consult their advisors.

Notes	4.750% Convertible Senior Notes due 2024 (the “Notes”).

Principal Amount	$175,000,000 (or, if the initial purchaser fully exercises its option to purchase additional Notes, $201,250,000) aggregate principal amount of Notes.

Offering Price	100% of the principal amount of the Notes, plus accrued interest, if any, from the Settlement Date.

Maturity	April 15, 2024, unless earlier repurchased, redeemed or converted.

Stated Interest Rate	4.750% per annum.

Interest Payment Dates	April 15 and October 15 of each year, beginning on October 15, 2018.

Record Dates	April 1 and October 1.

Last Reported Sale Price per Share of Common Stock on NYSE on April 3, 2018	$9.90.

Conversion Premium	Approximately 22.5% above the Last Reported Sale Price per Share of Common Stock on NYSE on April 3, 2018.

Initial Conversion Price	Approximately $12.13 per share of our common stock.

Initial Conversion Rate	82.4572 shares of our common stock per $1,000 principal amount of Notes.

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $169.5 million (or approximately $195.0 million if the initial purchaser fully exercises its option to purchase additional Notes), after deducting the initial purchaser’s discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering (including any net proceeds from the sale of any additional Notes that may be sold should the initial purchaser exercise its option to purchase additional notes) to repay borrowings under our revolving credit facility. Borrowings under our revolving credit facility may be used for general corporate purposes, including acquisitions of or investments in businesses or assets, funding for working capital, capital expenditures, repayment of other debt and repurchases of our common stock. See “Use of Proceeds” in the Preliminary Offering Memorandum.

After giving effect to the offering and the use of the proceeds therefrom as described in the preceding paragraph (assuming no exercise of the initial purchaser’s option to purchase additional notes), as of March 30, 2018, we would have had approximately $310.5 million principal amount of indebtedness outstanding.

Sole Book-Running Manager	Jefferies LLC

CUSIP / ISIN Numbers	36473H AA2 / US36473HAA23.

Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or During a Redemption Period	If the effective date of a make-whole fundamental change occurs prior to the maturity date of the Notes and a holder elects to convert its Notes in connection with such make-whole fundamental change, or if we issue a notice of redemption and a holder elects to convert Notes during the related redemption period, then, in either case, we will, under certain circumstances, increase the conversion rate for the Notes so surrendered for conversion by a number of additional shares of common stock set forth in the table below corresponding (after interpolation, as described below) to the effective date or notice redemption date, as applicable, and the related stock price:

Effective Date / Redemption Notice Date	Stock Price
	$9.90	$10.50	$11.50	$12.13	$14.00	$15.77	$17.00	$18.00	$20.00	$22.50
April 9, 2018	18.5529	18.5529	16.7080	13.8940	7.5142	3.6027	1.8016	0.8539	0.1128	0.0000
April 15, 2019	18.5529	18.5529	16.5949	13.7953	7.4785	3.5605	1.7832	0.8236	0.1100	0.0000
April 15, 2020	18.5529	18.5529	16.4819	13.6961	7.4428	3.4595	1.7665	0.7489	0.1087	0.0000
April 15, 2021	18.5529	18.5529	15.8819	13.1107	6.9928	3.3807	1.7428	0.7014	0.1059	0.0000
April 15, 2022	18.5529	18.5529	14.6558	11.9233	6.0571	2.7591	1.3487	0.6595	0.1028	0.0000
April 15, 2023	18.5529	17.7333	12.1776	9.4908	4.1071	1.5033	0.6134	0.2539	0.0228	0.0000
April 15, 2024	18.5529	12.7808	4.4993	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates or redemption notice dates, as the case may be, may not be set forth in the table above, in which case:

•	If the stock price is between two stock prices in the table or the effective date or redemption notice date, as the case may be, is between two effective dates or redemption notice dates, as the case may be, in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates or redemption notice dates, as the case may be, as applicable, based on a 365-day year.

•	If the stock price is greater than $22.50 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•	If the stock price is less than $9.90 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of Notes exceed 101.0101 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments” in the Preliminary Offering Memorandum.

* * *

This communication is confidential and is intended for the sole use of the person to whom it is provided by the sender. The information in this pricing term sheet does not purport to be a complete description of the Notes or the offering.

The offer and sale of the Notes and any shares of common stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws, and the Notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. The initial purchaser is initially offering the Notes only to qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act. The Notes and any shares of common stock issuable upon conversion of the Notes are not transferable except in accordance with the restrictions described in the Preliminary Offering Memorandum under the caption “Transfer Restrictions.”

You should rely only on the information contained or incorporated by reference in the Preliminary Offering Memorandum, as supplemented by this pricing term sheet, in making an investment decision with respect to the Notes.

Neither this pricing term sheet nor the Preliminary Offering Memorandum constitutes an offer to sell or a solicitation of an offer to buy any Notes in any jurisdiction where it is unlawful to do so, where the person making the offer is not qualified to do so or to any person who cannot legally be offered the Notes.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE II

LIST OF DESIGNATED SUBSIDIARIES

Entity Name	Jurisdiction of Formation
Gannett Satellite Information Network, LLC	Delaware
Journal Media Group, Inc.	Wisconsin
Newsquest Media Group Limited	United Kingdom
ReachLocal, Inc.	Delaware
Scripps NP Operating, LLC	Wisconsin

SII-1

EXHIBIT A

[ 🌑 ], 2018

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

RE: Gannett Co., Inc. (the “Company”)

Ladies and Gentlemen:

The undersigned is an owner of record or a beneficial owner of certain shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) or securities convertible into or exchangeable or exercisable for shares of Common Stock. The Company proposes to carry out an offering (the “Offering”), pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), of Convertible Senior Notes (the “Notes”) for which you will act as the Initial Purchaser (as defined in the Purchase Agreement (as defined below) relating to the Offering to which the Company will be a party). The undersigned recognizes that the Offering will be of benefit to the undersigned and will benefit the Company. The undersigned acknowledges that you are relying on the representations and agreements of the undersigned contained in this letter agreement in carrying out the Offering and, at a subsequent date, entering into a Purchase Agreement (the “Purchase Agreement”) with the Company with respect to the Offering.

In consideration of the foregoing, and for other good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, the undersigned hereby agrees that the undersigned will not (and will cause any spouse or immediate family member of the spouse or the undersigned living in the undersigned’s household not to), without the prior written consent of Jefferies LLC (which consent may be withheld in its sole discretion), directly or indirectly, (1) sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, assign transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned, the undersigned’s spouse or such immediate family member, (2) enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of all or any part of the shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned regardless of whether any such transaction is to be settled in securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock or any other securities of the Company or (4) publicly announce an intention to do any of the foregoing, for a period commencing on the date hereof and continuing through the close of trading on the date 60 days after the date of the Purchase Agreement (the “Lock-up Period”); provided, that the foregoing restrictions shall not apply (i) to the transfer of any or all of the shares of Common Stock owned by the undersigned, either during the undersigned’s lifetime or in connection with the undersigned’s death, by gift, will or intestate succession, (ii) to transfers as part of a distribution to the partners, members, stockholders, other equity owners or affiliates of the undersigned, (iii) if the undersigned is a trust, to transfers to any beneficiary of such trust, (iv) to transfers to any investment fund or other entity controlled or managed by, or any corporation, trust, family limited partnership or other entity for the direct or indirect benefit of, the undersigned or the immediate family (as defined in Rule 16a-1(e) under the Exchange Act) of the undersigned, (v) to the Company, to satisfy any tax withholding obligations, or to satisfy the exercise price of stock options by the undersigned, upon exercise by the undersigned of stock options or vesting of outstanding restricted stock or other equity awards that have been granted by the Company to the undersigned or (vi) in response to a bona fide third-party takeover bid made to all holders of shares of Common Stock or any other, merger, consolidation, stock exchange or other similar transaction whereby all or substantially all of the outstanding shares of Common Stock are acquired by a third party (provided that if such transaction is not completed, any shares of Common Stock subject to this letter agreement shall remain subject to the restrictions contained in this letter agreement); provided, however, that in the case of (i), (ii), (iii) and (iv), it shall be a condition to such transfer that (A) the transferee executes and delivers to Jefferies LLC an agreement stating that the transferee is receiving and holding the shares of Common Stock subject to the provisions of this letter agreement, and there shall be no further transfer of such shares of Common Stock, except in accordance with this letter agreement and (B) no public disclosure and no filing by any party to the transfer (donor, donee, transferor or transferee) under the Exchange Act shall be required nor shall be voluntarily made reporting a reduction in beneficial ownership of the shares of Common Stock in connection with such transfer or distribution prior to the expiration of the Lock-up Period (as the same may be extended pursuant to the terms hereof). Notwithstanding anything to the contrary above, the restrictions set forth in this paragraph shall also not apply to the sale by the directors and officers listed on Exhibit D to the Purchase Agreement, collectively, of up to an aggregate of 40,000 shares of Common Stock during the Lock-up Period.

Notwithstanding anything herein to the contrary, nothing herein shall prevent the undersigned from establishing a written plan meeting the requirements of Rule 10b5-1 (a “10b5-1 Plan”) under the Exchange Act, provided, however, that the undersigned shall make no dispositions of shares of Common Stock under such 10b5-1 Plan during the Lock-Up Period.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock held by the undersigned except in compliance with the foregoing restrictions.

This letter agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.

The undersigned hereby represents and warrants that the undersigned has full power, capacity and authority to enter into this letter agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

This letter agreement shall automatically terminate and be of no further effect upon the earliest to occur, if any, of (i) the date that the Company advises the Initial Purchaser prior to execution of the Purchase Agreement, that it has determined not to proceed with the Offering, or (ii) the termination of the Purchase Agreement prior to the closing of the Offering.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Printed Name of Holder

By:
Signature

Printed Name of Person Signing

(and indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

EXHIBIT B

DIRECTORS AND OFFICERS

Directors:

Matthew W. Barzun

John E. Cody

Stephen W. Coll

Donald E. Felsinger

Lila Ibrahim

Lawrence S. Kramer

John Jeffry Louis

Tony A. Prophet

Debra A. Sandler

Chloe R. Sladden

Officers:

Robert J. Dickey

Alison K. Engel

David Harmon

Jamshid Khazenie

Sharon Rowlands

Maribel Perez Wadsworth

Henry Faure Walker

Barbara Wall

Andy Yost

John Zidich

Lori Locke

B-1